The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 29, 2024

JPMorgan Chase Financial Company LLC	October 2024 Pricing Supplement Registration Statement Nos. 333-270004 and 333-270004-01 Dated October , 2024 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in Commodities

Enhanced Trigger Jump Securities Based on the Value of a WTI Crude Oil Futures Contract due November 20, 2026

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Enhanced Trigger Jump Securities do not pay interest and do not guarantee the return of any of the principal at maturity. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the underlying commodity futures contract, as determined on the valuation date. If the final contract price is greater than or equal to 75.00% of the initial contract price, which we refer to as the trigger level, you will receive for each security that you hold at maturity a fixed upside payment in addition to the stated principal amount. However, if the final contract price is less than the trigger level, the payment due at maturity will be less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final contract price from the initial contract price. This amount will be less than $750.00 and could be zero. Accordingly, investors may lose their entire initial investment in the securities. The Enhanced Trigger Jump Securities are for investors who are willing to risk their principal and forgo current income in exchange for the upside payment feature that applies to a limited range of the performance of the underlying commodity futures contract. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities. The investor may lose some or all of the stated principal amount of the securities.

SUMMARY TERMS
Issuer:		JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:		JPMorgan Chase & Co.
Underlying commodity futures contract:		The first nearby month futures contract for WTI crude oil traded on the New York Mercantile Exchange (the “NYMEX”) or, on any day that falls on the last trading day of such contract (all pursuant to the rules of the NYMEX), the second nearby month futures contract for WTI crude oil traded on the NYMEX
Aggregate principal amount:		$
Payment at maturity:		▪ If the final contract price is greater than or equal to the trigger level, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:
$1,000 + the upside payment
▪ If the final contract price is less than the trigger level, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:
$1,000 × contract performance factor In no event, however, will the payment at maturity be less than $0.
This amount will be less than the stated principal amount of $1,000, and will represent a loss of more than 25%, and possibly all, of your principal amount.
Upside payment:		At least $256.00 per $1,000 stated principal amount security (at least 25.60% of the stated principal amount). The actual upside payment will be provided in the pricing supplement and will not be less than $256.00 per $1,000 stated principal amount security.
Trigger level:		, which is 75.00% of the initial contract price
Contract performance factor:		final contract price / initial contract price
Initial contract price:		The contract price of the underlying commodity futures contract on the pricing date
Final contract price:		The contract price of the underlying commodity futures contract on the valuation date
Stated principal amount:		$1,000 per security
Issue price:		$1,000 per security (see “Commissions and issue price” below)
Pricing date:		October , 2024 (expected to price on or about October 30, 2024)
Original issue date (settlement date):		November , 2024 (3 business days after the pricing date)
Valuation date*:		November 17, 2026
Maturity date*:		November 20, 2026
CUSIP / ISIN:		48135NRJ7 / US48135NRJ71
Listing:		The securities will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”) Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$20.00(2)	$975.00
$5.00(3)
Total	$	$	$
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $20.00 per $1,000 stated principal amount security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount security

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Commodity or Commodity Futures Contract” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement and in “Risk Factors — Risks Relating to the Securities Generally — We may accelerate the securities if a commodity hedging disruption event occurs” in this document

If the securities priced today and assuming an upside payment equal to the minimum listed above, the estimated value of the securities would be approximately $946.90 per $1,000 stated principal amount security. The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $920.00 per $1,000 stated principal amount security. See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Risk Factors” beginning on page 7 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, prospectus supplement, prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. 2-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029567/ea151907_424b2.pdf

Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

JPMorgan Chase Financial Company LLC

Enhanced Trigger Jump Securities Based on the Value of a WTI Crude Oil Futures Contract due November 20, 2026

Principal at Risk Securities

Terms continued from previous page:

Contract price:	On any day, the official settlement price per barrel on the NYMEX of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract, as made public by the NYMEX and displayed on the Bloomberg Professional® service (“Bloomberg”) under the symbol “CL1” or “CL2,” as applicable, on that day

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Principal at Risk Securities

Investment Summary

The Enhanced Trigger Jump Securities

The Enhanced Trigger Jump Securities Based on the Value of a WTI Crude Oil Futures Contract due November 20, 2026 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying commodity futures contract that provides a fixed, positive return of at least 25.60% (as reflected in the upside payment of at least $256.00 per $1,000 stated principal amount security) if the final contract price is greater than or equal to 75.00% of the initial contract price, which we refer to as the trigger level. The actual upside payment will be provided in the pricing supplement and will not be less than $256.00 per $1,000 stated principal amount security.
▪	To enhance returns and potentially outperform the underlying commodity futures contract in a moderately bullish environment, but only if the final contract price is greater than or equal to the trigger level.
▪	To obtain limited market downside protection against the loss of principal in the event of a decline of the underlying commodity futures contract as of the valuation date, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., but only if the final contract price is greater than or equal to the trigger level.

If the final contract price is less than the trigger level, the securities are exposed on a 1-to-1 basis to any percentage decline of the final contract price from the initial contract price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 2 years
Upside payment:	At least $256.00 per $1,000 stated principal amount security (at least 25.60% of the stated principal amount). The actual upside payment will be provided in the pricing supplement and will not be less than $256.00 per $1,000 stated principal amount security.
Trigger level:	75.00% of the initial contract price
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the underlying commodity futures contract is a “Commodity Futures Contract.”

The securities are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The securities are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, which is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Any values of the Commodity Futures Contract, and any values derived therefrom, included in this document may be corrected, in the event of manifest error or inconsistency, by amendment of this document and the corresponding terms of the notes.  Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

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Principal at Risk Securities

Key Investment Rationale

This investment offers a fixed, positive return of at least 25.60% at maturity if the final contract price is greater than or equal to 75.00% of the initial contract price, which we refer to as the trigger level. However, if the final contract price is less than the trigger level, the payment at maturity will be less than $750.00 and could be zero.

Upside Scenario	If the final contract price is greater than or equal to the trigger level, the payment at maturity for each security will be equal to $1,000.00 plus the upside payment of at least $256.00 per $1,000 stated principal amount security. Investors will not participate in any appreciation of the underlying commodity futures contract above 25.60%. The actual upside payment will be provided in the pricing supplement and will not be less than $256.00 per $1,000 stated principal amount security.
Downside Scenario	If the final contract price is less than the trigger level, which means that the underlying commodity futures contract has depreciated by more than 25.00% from the initial contract price, you will lose 1% for every 1% decline of the level of the underlying commodity futures contract from the initial contract price to the final contract price (e.g., a 50% depreciation of the underlying commodity futures contract will result in the payment at maturity that is less than the stated principal amount by 50%, or $500 per $1,000 stated principal amount security).

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Enhanced Trigger Jump Securities Based on the Value of a WTI Crude Oil Futures Contract due November 20, 2026

Principal at Risk Securities

How the Enhanced Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical upside payment:	$256.00 (25.60% of the stated principal amount) per $1,000 stated principal amount security*
Trigger level:	75.00% of the initial contract price (-25% percent change in the final contract price compared with the initial contract price)

*The actual upside payment will be provided in the pricing supplement and will not be less than $256.00 per $1,000 stated principal amount security.

Enhanced Trigger Jump Securities Payoff Diagram

How it works

▪	Upside Scenario: If the final contract price is greater than or equal to the trigger level, the payment at maturity is equal to the $1,000 stated principal amount plus the upside payment. Under the hypothetical terms of the securities, in the payoff diagram, an investor will receive the hypothetical payment at maturity of $1,256.00 per security if the contract price percent change is greater than or equal to -25.00%.
o	For example, if the underlying commodity futures contract appreciates 5%, investors will receive a 25.60% return, or $1,256.00 per $1,000 stated principal amount security.
o	For example, if the underlying commodity futures contract depreciates 10%, investors will receive a 25.60% return, or $1,256.00 per $1,000 stated principal amount security.
o	For example, if the underlying commodity futures contract appreciates 30%, investors will receive a 25.60% return, or $1,256.00 per $1,000 stated principal amount security.
▪	Downside Scenario: If the final contract price is less than the trigger level, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final contract price from the initial contract price.
o	For example, if the final contract price declines by 50% from the initial contract price, investors will lose 50% of their principal and the payment at maturity will be $500.00 per $1,000 stated principal amount security (50% of the stated principal amount).

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Principal at Risk Securities

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any stated principal amount at maturity. If the final contract price is less than the trigger level, you will receive for each security that you hold a payment at maturity that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the contract price of the underlying commodity futures contract on the valuation date from the initial contract price. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire principal amount.
▪	Appreciation potential is fixed and limited. If the final contract price is greater than or equal to the trigger level, the appreciation potential of the securities is limited to the fixed upside payment of at least $256.00 per security (at least 25.60% of the stated principal amount), even if the final contract price is significantly greater than the initial contract price. The actual upside payment will be provided in the pricing supplement. See “How the Enhanced Trigger Jump Securities Work” above.
▪	Your ability to receive the upside payment may terminate on the valuation date. If the final contract price is less than the trigger level, you will not be entitled to receive the upside payment at maturity. Under these circumstances, you will lose more than 25% of your principal amount and may lose all of your principal amount at maturity.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the securities. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the securities as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
▪	Owning the securities is not the same as owning WTI crude oil futures contracts. The return on your securities will not reflect the return you would realize if you actually purchased WTI crude oil futures contracts or exchange-traded or over-the-counter instruments based on WTI crude oil futures contracts. You will not have any rights that holders of such assets or instruments have.
▪	We may accelerate the securities if a commodity hedging disruption event occurs. If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the securities due to a

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Principal at Risk Securities

commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on the securities and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on the securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” in the accompanying product supplement for more information.

▪	The benefit provided by the trigger level may terminate on the valuation date. If the final contract price is less than the trigger level, the benefit provided by the trigger level will terminate and you will be fully exposed to any depreciation of the underlying commodity futures contract.
▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be provided in the pricing supplement. In particular, each of the estimated value of the securities and the upside payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the securities based on the minimums for the estimated value of the securities and the upside payment.
▪	The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial contract price, the trigger level and the final contract price and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the

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calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or commodity hedging disruption events, the selection of a successor to the underlying commodity futures contract or calculation of the final contract price in the event of a discontinuation of trading in the underlying commodity futures contract, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying commodity futures contract and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial contract price and the trigger level and, therefore, could potentially increase the level that the final contract price must reach before you receive a payment at maturity that exceeds the issue price of the securities or so that you do not suffer a loss on your initial investment in the securities. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final contract price and, accordingly, the payment to you at maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities will exceed the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.

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▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Risks Relating to the Securities Generally — Secondary trading may be limited” above.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the contract price of the underlying commodity futures contract, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility in the contract price of the underlying commodity futures contract;
o	the time to maturity of the securities;
o	supply and demand trends for WTI crude oil and the exchange-traded futures contracts on that commodity;
o	interest and yield rates in the market generally; and
o	a variety of other economic, financial, political, regulatory, geographical, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

Risks Relating to the Underlying Commodity Futures Contract

▪	Commodity futures contracts are subject to uncertain legal and regulatory regimes. Commodity futures contracts are subject to legal and regulatory regimes that may change in ways that could adversely affect our ability to hedge our obligations under the securities and affect the value of the underlying commodity futures contract. Any future regulatory changes may have a substantial adverse effect on the value of the securities. Additionally, in October 2020, the U.S. Commodity Futures Trading Commission

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adopted rules to establish revised or new position limits on 25 agricultural, metals and energy commodity derivatives contracts.  The limits apply to a person’s combined position in the specified 25 futures contracts and options on futures (“core referenced futures contracts”), futures and options on futures directly or indirectly linked to the core referenced futures contracts, and economically equivalent swaps.  These rules came into effect on January 1, 2022 for covered futures and options on futures contracts and on January 1, 2023 for covered swaps.  The rules may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the securities.  Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the securities resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on the securities.  See “— Risks Relating to the Securities Generally — We may accelerate the securities if a commodity hedging disruption event occurs” above.

▪	Prices of commodity futures contracts are characterized by high and unpredictable volatility. Market prices of the commodity futures contracts tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying the commodity futures contract. See “— The market price of WTI crude oil will affect the value of the securities” below. The price of the commodity and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodity. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.
▪	The market price of WTI crude oil will affect the value of the securities. Because the securities are linked to the performance of the contract price of the underlying commodity futures contract, we expect that generally the market value of the securities will depend in part on the market price of WTI crude oil. The price of WTI crude oil is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations, including relative cost, often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. These events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war (e.g., Russia’s invasion of Ukraine and resulting sanctions), natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.
▪	A decision by the NYMEX to increase margin requirements for WTI crude oil futures contracts may affect the contract price. If the NYMEX increases the amount of collateral required to be posted to hold positions in the futures contracts on WTI crude oil (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the contract price to decline significantly.
▪	The securities do not offer direct exposure to commodity spot prices. The commodity futures contract reflects the price of a futures contract, not a physical commodity (or its spot price). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot

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price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that is linked only to commodity spot prices.

▪	Single commodity futures contract prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The securities are not linked to a diverse basket of commodities, commodity futures contracts or a broad-based commodity index. The prices of the commodity futures contract may not correlate to the price of commodities or commodity futures contracts generally and may diverge significantly from the prices of commodities or commodity futures contracts generally. Because the securities are linked to a single commodity futures contract, they carry greater risk and may be more volatile than securities linked to the prices of multiple commodities or commodity futures contracts or a broad-based commodity index.
▪	Suspension or disruptions of market trading in the commodity markets and related futures markets may adversely affect the contract price, and therefore the value of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the contract price of the underlying commodity futures contract and, therefore, the value of your securities.

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WTI Crude Oil Futures Contract Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel.  The contract price to which the return on the securities is linked is based on, on any day, the official settlement price per barrel on the NYMEX of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract, as made public by the NYMEX and displayed on Bloomberg under the symbol “CL1” or “CL2,” as applicable, on that day.  For additional information about the underlying commodity futures contract, see the information set forth under “The Underlyings — Commodity Futures Contracts” in the accompanying product supplement.

Information as of market close on October 28, 2024:

Bloomberg Ticker Symbol:	CL1
Current contract price:	$67.38
52 Weeks Ago (on 10/30/2023):	$82.31
52 Week High (on 4/5/2024):	$86.91
52 Week Low (on 9/10/2024):	$65.75

The following table sets forth the published high and low contract prices, as well as end-of-quarter contract prices, of the underlying commodity futures contract for each quarter in the period from January 1, 2019 through October 28, 2024. The graph following the table sets forth the daily contract prices of the underlying commodity futures contract during the same period. The contract price of the underlying commodity futures contract on October 28, 2024 was $67.38. We obtained the contract price information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical prices of the underlying commodity futures contract should not be taken as an indication of future performance, and no assurance can be given as to the contract price of the underlying commodity futures contract on the valuation date.

First Nearby Month WTI Crude Oil Futures Contract	High	Low	Period End
2019
First Quarter	$60.14	$46.54	$60.14
Second Quarter	$66.30	$51.14	$58.47
Third Quarter	$62.90	$51.09	$54.07
Fourth Quarter	$61.72	$52.45	$61.06
2020
First Quarter	$63.27	$20.09	$20.48
Second Quarter	$40.46	-$37.63	$39.27
Third Quarter	$43.39	$36.76	$40.22
Fourth Quarter	$49.10	$35.79	$48.52
2021
First Quarter	$66.09	$47.62	$59.16
Second Quarter	$74.05	$58.65	$73.47
Third Quarter	$75.45	$62.32	$75.03
Fourth Quarter	$84.65	$65.57	$75.21

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First Nearby Month WTI Crude Oil Futures Contract	High	Low	Period End
2022
First Quarter	$123.70	$76.08	$100.28
Second Quarter	$122.11	$94.29	$105.76
Third Quarter	$108.43	$76.71	$79.49
Fourth Quarter	$92.64	$71.02	$80.26
2023
First Quarter	$81.62	$66.74	$75.67
Second Quarter	$83.26	$67.12	$70.64
Third Quarter	$93.68	$69.79	$90.79
Fourth Quarter	$89.37	$68.61	$71.65
2024
First Quarter	$83.47	$70.38	$83.17
Second Quarter	$86.91	$73.25	$81.54
Third Quarter	$83.88	$65.75	$68.17
Fourth Quarter (through October 28, 2024)	$77.14	$67.38	$67.38

First Nearby Month WTI Crude Oil Futures Contract Historical Performance – Daily Contract Prices* January 2, 2019 to October 28, 2024

140
120
100
80
60
40
20
0
-20
-40
-60
Price ($)
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
Jan-23
Jul-23
Jan-24
Jul-24

Source: Bloomberg

 *The dotted line in the graph indicates the hypothetical trigger level, equal to 75.00% of the contract price of the underlying commodity futures contract on October 28, 2024. The actual trigger level will be based on the contract price of the underlying commodity futures contract on the pricing date.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 1 security
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. For additional information, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the securities may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the

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stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat your securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price. However, the IRS or a court may not respect this treatment of the securities, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Enhanced Trigger Jump Securities Work” in this document for an illustration of the risk-return profile of the securities and “WTI Crude Oil Futures Contract Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these securities are a part, the accompanying prospectus addendum and the more detailed

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information contained in the accompanying product supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•   Product supplement no. 2-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029567/ea151907_424b2.pdf

•   Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

•   Prospectus addendum dated June 3, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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